Exhibit 4.5

RESTRICTED SHARE UNIT PLAN

FOR

DESIGNATED PARTICIPANTS

OF

TITAN MINING CORPORATION AND ITS AFFILIATES

Adopted with effect from May 11, 2018

Amended to: May 27, 2021

ARTICLE 1.
INTERPRETATION

1.	PREAMBLE AND DEFINITIONS

1.1	Title. The Plan herein described shall be called the “Restricted Share Unit Plan for Designated Participants of Titan Mining Corporation and its Affiliates”.

1.2	Purpose of the Plan.

The purposes of the Plan are to:

(a)	promote further alignment of interests between Designated Participants and the shareholders of the Corporation;

(b)	provide a compensation system for Designated Participants that is reflective of the responsibility, commitment and risk accompanying their role over the medium term; and

(c)	allow Designated Participants to participate in the success of the Corporation over the medium term.

1.3	Definitions.

“Affiliate” means an “affiliate” as defined in Section 1.3 of National Instrument 45-106 - Prospectus and Registration Exemptions, and for purposes of Section 1.3(b) thereof, “control” shall be interpreted with reference to Section 2.23 thereof.

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, instruments, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules.

“Beneficiary” means any person designated by a Designated Participant by written instrument filed with the Corporation to receive any Shares issuable or amount payable on account of Restricted Share Units in the event of the Designated Participant’s death or, failing any such effective designation, the Designated Participant’s estate.

“Board” means the Board of Directors of the Corporation.

“Cause” means, unless otherwise specified by an individual employment agreement or consulting contract:

(a)	the failure of the Designated Participant to perform, in a material respect, his duties and responsibilities (including, in the case of a Consultant, those set out in a consulting contract between the Consultant and the Corporation or an Affiliate of the Corporation), or to follow, in a material respect, the lawful policies, procedures, instructions or directions of the Corporation or any applicable Affiliate of the Corporation, except as may result from the Disability of the Designated Participant, which failure is not cured by the Designated Participant within 10 days of being advised of that failure in writing by the Corporation or an Affiliate of the Corporation, as applicable;

(b)	any fraudulent or violent activity on the part of the Designated Participant;

(c)	the conviction of the Designated Participant for any crime involving fraud, misrepresentation or breach of trust;

(d)	any financial impropriety, intentional dishonesty, breach of duty of loyalty or any intentional act on the part of the Designated Participant in discharging his duties and responsibilities of employment whether or not having the effect of materially injuring the reputation, business or business relationships of the Corporation or an Affiliate of the Corporation;

(e)	the Designated Participant’s failure to perform his or her duties competently and diligently, which failure results in a loss to the Corporation; or

(f)	any other act constituting cause at common law, if applicable.

“Change in Control” means the occurrence of any of the following events:

(a)	any one person holds a sufficient number of voting shares of the Corporation or resulting company to affect materially the control of the Corporation or resulting company;

(b)	any combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting shares of the Corporation or its successor to affect materially the control of the Corporation or its successor; or

(c)	the Board adopts a resolution to the effect that the circumstances in clause (a) or (b) of this definition have occurred or are imminent,

where such person or combination of persons referred to in clause (a) or (b) of this definition did not previously hold a sufficient number of voting shares to affect materially control of the Corporation or its successor. In the absence of evidence to the contrary, any person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding holding more than 20% of the voting shares of the Corporation or its successor is deemed to materially affect control of the Corporation or its successor.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Corporation established by the Board or any other committee the Board sees fit, or if no such committees exist, the Board.

“Consultant” means, for the Corporation, a person, other than an employee, senior officer or director of the Corporation, that:

(a)	is engaged to provide services to the Corporation or an Affiliate of the Corporation other than in relation to a distribution of the Corporation’s securities;

(b)	provides the services under a written contract with the Corporation or an Affiliate of the Corporation; and

(c)	in the Corporation’s reasonable opinion, spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation;

and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner.

“Corporation” means Titan Mining Corporation.

“Designated Participant” means such directors, officers, employees and Consultants of the Corporation or an Affiliate of the Corporation as the Board may designate from time to time as eligible to participate in the Plan pursuant to Section 4.1, but which shall not include Non-Employee Directors.

“Disability” means, in the case of an officer or employee of the Corporation or an Affiliate of the Corporation, the Designated Participant’s physical or mental long-term inability to substantially fulfil his duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate of the Corporation in respect of which the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation. In the case of a Designated Participant who is not a member of a long-term disability plan of the Corporation or an Affiliate of the Corporation, “Disability” means a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Board.

“Insider” means an insider as such term is defined in Part 1 of the Toronto Stock Exchange Company Manual

“Market Value” of a Vested Restricted Share Unit or a Share on any date means the closing trading price of the Shares on the Toronto Stock Exchange immediately preceding the relevant date; provided that if the Shares are suspended from trading or have not traded on the Toronto Stock Exchange, the market price will be the fair market value of the Shares as determined by the Board.

“Non-Employee Director” means a director of the Corporation who is not also an employee of the Corporation.

“Performance Period” means a period as specified by the Board in accordance with Section 4.2 in respect of which a Designated Participant may be or become entitled to receive any Shares issuable or amount payable on account of Restricted Share Units granted to such Designated Participant.

“Plan” means this Restricted Share Unit Plan for Designated Participants of Titan Mining Corporation and its Affiliates, including any schedules or appendices hereto, all as amended or amended and restated from time to time.

“Restricted Share Unit Account” has the meaning ascribed thereto in Section 10.1.

“Restricted Share Units” means a bookkeeping entry, denominated in Shares, credited to the Restricted Share Unit Account of a Designated Participant in accordance with the provisions hereof.

“Retirement” means, in the case of an officer or employee of the Corporation or an Affiliate of the Corporation, the retirement of the Designated Participant from employment with the Corporation or an Affiliate of the Corporation as applicable on or after age 65 or such other age as determined by the Board, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Board.

“Share” means a common share of the Corporation as constituted on the date hereof and includes any rights attached thereto which trade therewith.

“Stock Exchange” means the Toronto Stock Exchange, or such other stock exchange where the majority of trading volume and value of the Shares occurs.

“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

“Target Milestone” has the meaning ascribed thereto in Section 4.3.

“Termination Date” means:

(a)	in the case of the death of a Designated Participant, the date of death;

(b)	in the case of the Retirement of a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation, the date on which the Designated Participant retires in accordance with the normal retirement policies of the Corporation or an Affiliate of the Corporation;

(c)	in the case of the Disability of a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation, the date on which:

(i)	the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Corporation or an Affiliate of the Corporation; or

(ii)	if a Designated Participant is not a member of a long-term disability plan of the Corporation or an Affiliate of the Corporation, the date that the Designated Participant has suffered a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that is reasonably expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Board; and

In either case, such date to be extended in accordance with the statutory notice period where required pursuant to minimum standards legislation, if applicable.

(d)	in the case of a U.S. Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation being terminated without Cause, the date of termination and in the case of a Designated Participant who is not a U.S. Designated Participant being terminated without Cause, the date that is the later of:

(i)	the date of termination; and

(ii)	the date on which any notice or otherwise binding severance period expires (or, in the case of a Consultant, the date on which any agreed or otherwise binding notice of termination period expires); or

(e)	in the case of a Designated Participant who is not a U.S. Designated Participant being terminated with Cause, but where such cause does not disqualify such Participant from statutory notice, the Date of Termination shall be the end of the statutory notice period where required by minimum standards legislation, if applicable.

(f)	in the case of a permitted assign of a Designated Participant, the Termination Date of the related Designated Participant;

provided that if any date determined in accordance with the foregoing provisions is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding the date determined in accordance with the above provisions.

“U.S. Designated Participants” means Designated Participants, including U.S. citizens and U.S. residents, whose Restricted Share Units are subject to income taxation by the United States of America.

“U.S. Person” has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act and generally includes, but is not limited to, any natural person resident in the United States, any partnership or corporation organized under the laws of the United States and any estate or trust of which any executor, administrator or trustee is a U.S. Person.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares actually traded.

“Vested Restricted Share Units” has the meaning ascribed thereto in Section 11.1.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Severability. If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3	Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

2.4	References to Statutes, Etc. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re-enacted from time to time.

2.5	Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency, except that cash payments to Designated Participants who are residents of the United States at the time of payment shall be converted into and paid in U.S. currency at the exchange rate available to the Corporation at the time of conversion.

3.	EFFECTIVE DATE

3.1	Effective Date. The Corporation is establishing the Plan, effective on May 11, 2018.

ARTICLE 2.
GENERAL

4.	TERMS OF GRANTS

4.1	Grant of Restricted Share Units. The Board may make grants of Restricted Share Units to Designated Participants in such number as may be specified by the Board with effect from such date(s) as the Board may specify.

4.2	Performance Periods. The Board will, in its sole discretion, determine the Performance Period applicable to each grant of Restricted Share Units under Section 4.1.

4.3	Determination of Target Milestones. The Board shall cause the Designated Participant’s Target Milestones to be determined for each Performance Period at or prior to the time of granting Restricted Share Units to a Designated Participant for that Performance Period. Target Milestones may be based on performance criteria, the passage of time or both.

4.4	Awards Subject to Laws in Foreign Jurisdictions. If the Board determines it is necessary or desirable in order to comply with applicable laws of a foreign jurisdiction or to avoid adverse tax consequences in a foreign jurisdiction, the Board may set forth in the applicable Restricted Share Unit Acknowledgement such terms as it deems appropriate, which will govern such awards notwithstanding any other provisions of the Plan.

4.5	Limitations on Grants. Notwithstanding any other provision of the Plan:

(a)	the aggregate number of Shares which may be issued upon the redemption of Restricted Share Units granted under this Plan shall not at any time, when taken together with any Shares issuable under any other of the Corporation’s security based compensation arrangements then either in effect or proposed, exceed 10% of the issued and outstanding Shares from time to time;

(b)	the maximum number of Shares issuable to Insiders of the Corporation, at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares; and

(c)	the maximum number of Shares issued to Insiders of the Corporation, within any 12 month period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of issued and outstanding Shares.

For the purposes of this Section 4.5, the number of issued and outstanding Shares shall be determined on a non-diluted basis. In addition, for purposes of clauses (b) and (c) of this Section 4.5, securities granted prior to the Designated Participant becoming an Insider shall be excluded.

If any Restricted Share Unit granted hereunder shall be cancelled for any reason without having been redeemed in full the Shares reserved for issuance shall again be available for the purposes of the Plan.

4.6	Notification and Acknowledgement. A Designated Participant shall complete and deliver to the Corporation a Restricted Share Unit Acknowledgement, in the form approved by the Board, for a grant of Restricted Share Units within 90 days of the date the Designated Participant receives advice of the grant of Restricted Share Units. If the acknowledgement is not delivered within this time, the Board reserves the right to revoke the grant of the Restricted Share Units.

5.	ADJUSTMENTS

5.1	Adjustments. In the event of any stock dividend, stock split, combination, exchange of shares, consolidation, spin-off or other capital reorganization or distribution (other than normal cash dividends) of corporate assets to shareholders, or any other similar changes affecting the Shares, such proportionate adjustments to reflect such change or changes shall be made with respect to the number of Restricted Share Units outstanding as determined by the Board in its sole discretion.

5.2	Change in Control. Subject to Stock Exchange and any other regulatory approvals (if required), and notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control, notwithstanding the achievement or non-achievement of the Target Milestones set forth in a Restricted Share Unit Acknowledgement, the Board may, in its sole discretion, deem that any or all unvested Restricted Share Units hereunder to have been vested on the date of the Change in Control and/or that any or all vested Restricted Share Units shall be redeemable immediately upon the Change in Control.

6.	AMENDMENT OR TERMINATION

6.1	Amendment. The Board may, subject where required by the Stock Exchange or regulatory approval, amend the Plan or any outstanding Restricted Share Unit at any time without shareholder approval, including in the following circumstances, provided that, in the case of any outstanding Restricted Share Unit, no such amendment or revision may, without the consent of the Designated Participant, materially decrease the rights or benefits accruing to such Designated Participant or materially increase the obligations of such Designated Participant:

(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;

(b)	to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(c)	in the case of any granted Restricted Share Unit, amend, including the acceleration of, the vesting provisions, the Target Milestones, the Performance Period, subject to Section 6.5;

(d)	in the case of any granted Restricted Share Unit, substitute another award for the same or different type or make such adjustments contemplated in Section 5.1 of the Plan; and

(e)	amendments to reflect any changes in requirements of any regulatory authority or Stock Exchange to which the Corporation is subject.

6.2	The Board may, subject where required to regulatory authority and/or Stock Exchange approval, from time to time, suspend or terminate the Plan in whole or in part. No action by the Board to terminate the Plan pursuant to this Section 6 shall affect any Restricted Share Units granted hereunder which became effective pursuant to the Plan prior to such action.

6.3	Notwithstanding any provision contained in the Plan, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by shareholders at a meeting of shareholders in accordance with the requirements of the Stock Exchange and if the Plan is not reconfirmed by the shareholders as required by this provision, no further grants of Restricted Share Units may be made under the Plan.

6.4	Notwithstanding Section 6.1, no amendments to the Plan:

(a)	to increase the number of Shares reserved for issuance under the Plan;

(b)	to remove or exceed the limits set out in Section 4.5(b) and (c);

(c)	to amend this Section 6 or Sections 7.1 and 7.2; or

(d)	to allow grants of Restricted Share Units under the Plan to Non-Employee Directors;

shall be made without obtaining approval of the shareholders in accordance with the requirements of the Stock Exchange.

6.5	Notwithstanding Section 6.1, no amendments to granted Restricted Share Units to extend the Performance Period beyond the original expiration date for the benefit of Insiders, other than in accordance with Section 7.3 hereof, shall be made without obtaining approval of the shareholders in accordance with the requirements of the Stock Exchange; and no action shall be taken with respect to granted Restricted Share Units without the consent of the Designated Participant, unless the Board determines that such action does not materially alter or impair such Restricted Share Unit.

6.6	No amendment, suspension or discontinuance of the Plan or of any granted Restricted Share Unit may contravene the requirements of the Stock Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Restricted Share Units granted under the Plan prior to the date of such termination.

7.	ASSIGNMENT

7.1	Assignability. The Plan shall enure to the benefit of and be binding upon the Corporation and its Affiliates and their respective successors and assigns. Except as provided in Section 7.2, the interest of any Designated Participant under the Plan or in any Restricted Share Units shall not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws relating to intestacy.

7.2	Idem. Notwithstanding Section 7.1, a Designated Participant may, subject to the approval of the Board, transfer a Restricted Share Unit to any of the following permitted assigns:

(a)	a trustee, custodian or administrator acting on behalf of or for the benefit of the Designated Participant;

(b)	a personal holding corporation, partnership, trust or other entity controlled by the Designated Participant; or

(c)	a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the Designated Participant.

7.3	Trading Black-Out Periods. If a Restricted Share Unit expires or is redeemed during a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the Restricted Share Unit shall expire or be redeemed 10 business days after the trading black-out period is lifted by the Corporation, provided that such delay would not result in non-compliance or loss of exemption, as applicable, under Code Section 409A.

ARTICLE 3.
TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

8.	TERMS OF GRANT

8.1	Performance Period. Unless otherwise specified by the Board to be a shorter period, the Performance Period applicable to a grant of Restricted Share Units will commence on the January 1 coincident with or immediately preceding the grant and end on November 30 of the third year following the calendar year in which such Restricted Share Units were granted.

8.2	No Rights as Shareholders. Restricted Share Units are not Shares and the grant of Restricted Share Units will not entitle a Designated Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

9.	RESERVATION OF SHARES

9.1	Sufficient Authorized Shares to be Reserved. The Board shall reserve a sufficient number of Shares to satisfy the redemption of Restricted Share Units granted under the Plan. Shares that are the subject of Restricted Share Units that have failed to vest or are redeemed for cash shall thereupon no longer be in reserve and may once again be subject to Restricted Share Units granted under the Plan.

10.	ACCOUNTS AND DIVIDEND EQUIVALENTS

10.1	Restricted Share Unit Account. An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for each Designated Participant and shall be credited with such notional grants of Restricted Share Units as are received by a Designated Participant. The Designated Participant’s Restricted Share Unit Account shall indicate the number of Restricted Share Units which have been credited to such account from time to time.

10.2	Dividend Equivalent Restricted Share Units. Whenever cash dividends are paid on the Shares, additional Restricted Share Units will be credited to the Designated Participant’s Restricted Share Unit Account in accordance with this Section 10.2. The number of such additional Restricted Share Units will be calculated by dividing the cash dividends that would have been paid to such Designated Participant if the Restricted Share Units recorded in the Designated Participant’s Restricted Share Unit Account as at the record date for the dividend had been Shares by the Market Value on the Trading Day immediately preceding the date on which the Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Restricted Share Units. No fractional Restricted Share Units will thereby be created.

10.3	Cancellation of Restricted Share Units that Fail to Vest or Are Redeemed. Restricted Share Units, including dividend equivalent Restricted Share Units granted in respect of such Restricted Share Units under Section 10.2, that fail to vest in a Designated Participant’s Restricted Share Unit Account in accordance with the Plan, or that are redeemed in accordance with the Plan, shall be cancelled and shall cease to be recorded in the Designated Participant’s Restricted Share Unit Account as of the date on which such Restricted Share Units fail to vest or are redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in such Restricted Share Units.

11.	VESTING OF RESTRICTED SHARE UNITS

11.1	Vesting. Restricted Share Units granted to a Designated Participant under Section 4.1 in respect of a Performance Period, and dividend equivalent Restricted Share Units granted to the Designated Participant in respect of such Restricted Share Units under Section 10.2, shall vest in accordance with this Section 11. Except where the context requires otherwise, each Restricted Share Unit which is vested pursuant to this Section 11 shall be referred to herein as a “Vested Restricted Share Unit”.

11.2	Vesting of Restricted Share Units Based on Designated Participant’s Target Milestones. Unless otherwise specified by the Board, subject to the remaining provisions of this Section 11, Restricted Share Units granted to a Designated Participant in respect of a Performance Period under Section 4.1, and dividend equivalent Restricted Share Units granted to the Designated Participant in respect of such Restricted Share Units under Section 10.2, shall vest based upon the Designated Participant’s performance toward Target Milestones for that Performance Period (as determined by the Board acting reasonably), in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the Restricted Share Unit Acknowledgement.

11.3	Vesting on Death, Disability or Termination without Cause. Unless otherwise determined by the Board, and subject to Section 11.5, if a Designated Participant dies during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation suffers a Disability during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation is terminated without Cause, or for Cause but such cause does not disqualify the officer or employee from statutory notice under minimum standards legislation, if applicable, during a Performance Period, and the Designated Participant’s Target Milestones for that Performance Period have not been met, the Board, in its sole discretion and taking into consideration the Designated Participant’s proportional achievement toward Target Milestones, may determine that a portion of such Restricted Share Units will immediately become vested.

11.4	Vesting on Retirement. Subject to Section 11.5, if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires during a Performance Period or if a Designated Participant who is a director of the Corporation or an Affiliate of the Corporation ceases to be a director and is not or is no longer an employee of the Corporation or an Affiliate of the Corporation, and the Designated Participant’s Target Milestones for that Performance Period have not been met, the Board, in its sole discretion and taking into consideration the Designated Participant’s proportional achievement toward Target Milestones, may determine that a portion of such Restricted Share Units will immediately become vested.

11.5	Employment or Consulting Contracts. Notwithstanding any other provision of the Plan, Restricted Share Units shall vest in accordance with the terms and conditions of any employment or consulting contract between the Corporation or an Affiliate of the Corporation and the Designated Participant, subject to minimum standards legislation where applicable, provided that with respect to Restricted Share Units of U.S. Designated Participants, redemption of such Restricted Share Units will occur by March 15th of the year following the year in which such Restricted Share Units are not, or are no longer, subject to a substantial risk of forfeiture.

12.	REDEMPTION OF RESTRICTED SHARE UNITS

12.1	Designated Participant Continuing in Employment or Under Contract. Subject to the remaining provisions of this Section 12, each Designated Participant who continues as a director or officer of or in employment by or under contract with the Corporation or an Affiliate of the Corporation shall have the right to receive, and shall receive, with respect to all Restricted Share Units that are Vested Restricted Share Units as at the last day of the Performance Period as provided herein (or such earlier date in the case of Vested Restricted Share Units that are redeemable immediately upon the achievement of Target Milestones) at the election of the Board in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

(b)	such number of treasury Shares duly issued by the Corporation as are equal to the number of such Vested Restricted Share Units; or

(c)	any combination of the foregoing, such that the cash payment, plus such number of treasury Shares duly issued by the Corporation, have a value equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

in each case at the end of the Performance Period, or such earlier date in the case of Vested Restricted Share Units that are redeemable immediately upon the achievement of Target Milestones.

12.2	Redemption on Death, Retirement, Disability or Termination without Cause. Unless otherwise determined by the Board, if a Designated Participant dies during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation retires or suffers a Disability during a Performance Period, or if a Designated Participant who is an officer or employee of the Corporation or an Affiliate of the Corporation is terminated without Cause, or for Cause but such cause does not disqualify the officer or employee from statutory notice under minimum standards legislation, if applicable, during a Performance Period, and the Designated Participant’s Target Milestones for that Performance Period have not been met, the Designated Participant or his Beneficiary, if applicable, shall have the right to receive, and shall receive, with respect to all Restricted Share Units that are Vested Restricted Share Units as determined in accordance with Section 11.3 or 11.4, mutatis mutandis, as at the Termination Date, at the election of the Board, in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

(b)	such number of treasury Shares duly issued by the Corporation as are equal to the number of such Vested Restricted Share Units; or

(c)	any combination of the foregoing, such that the cash payment, plus such number of treasury Shares duly issued by the Corporation, have a value equal to the Market Value of such Vested Restricted Share Units as of the date of redemption;

in each case as soon as practicable following the Termination Date.

12.3	Termination for Cause and Voluntary Termination during Performance Period. Unless otherwise determined by the Board, if the employment of a Designated Participant is terminated for Cause and provided such Cause disqualifies the Designated Participant from statutory notice under minimum standards legislation, if applicable, or if the Designated Participant terminates his employment with the Corporation or an Affiliate of the Corporation for any reason other than the circumstances specified in Section 12.2, or, in the case of a Consultant, if the consulting contract between the Corporation or an Affiliate of the Corporation and such Designated Participant is terminated by such Consultant or by the Corporation or such Affiliate, the Designated Participant shall not be entitled to be issued any cash or treasury Shares on account of Restricted Share Units relating to the Performance Period(s) in which the Designated Participant’s employment or consulting agreement terminates and any such Restricted Share Units recorded in the Designated Participant’s Restricted Share Unit Account shall be cancelled.

12.4	A Designated Participant has no entitlement to compensation in respect of Restricted Share Units which do not vest, or Vested Restricted Share Units which are not redeemed in accordance with this Plan, nor any claim for damages in lieu thereof, except as provided herein or otherwise expressly required by minimum standards legislation, if applicable.

ARTICLE 4.
PROVISIONS RELATED TO UNITED STATES TAX AND SECURITIES LAWS

13.	PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS AWARDED TO U.S. DESIGNATED PARTICIPANTS

13.1	Code Section 409A – Exemption. Restricted Share Units awarded to U.S. Designated Participants are intended to be exempt from Section 409A of the Code pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(4), and the Plan and Restricted Share Units awarded under the Plan will be construed and administered accordingly.

13.2	Code Section 409A – Compliance. If any Restricted Share Units awarded to U.S. Designated Participants are awarded with terms that would subject such awards to Code Section 409A, such awards will be designed and administered to comply with Code Section 409A. Solely to the extent that Restricted Share Units of U.S. Designated Participants are subject to Code Section 409A, the following provisions will apply. Notwithstanding anything in the Plan or the applicable Restricted Share Unit Acknowledgement to the contrary, if such Restricted Share Units become payable/distributable solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such terms are defined under Code Section 409A), such amount or benefit will not be payable or distributable by reason of such circumstance unless the Board determines that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the applicable definitions under Code Section 409A and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be permitted under Code Section 409A. Any payment or distribution that otherwise would be made to a U.S. Designated Participant who is a specified employee within the meaning of Code Section 409A (as determined by the Board in good faith) on account of separation from service will not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless such payment or distribution is otherwise permitted under Code Section 409A. Any amendment or substitution of an outstanding Restricted Share Unit and any termination of the Plan will be undertaken in a manner that complies with Code Section 409A.

14.	UNITED STATES SECURITIES LAWS

14.1	Compliance with United States Securities Laws. All Restricted Share Units and Shares issuable upon redemption of such Restricted Share Units, if any, issued pursuant to the Plan will be issued pursuant to the registration requirements of the U.S. Securities Act or an exemption from such registration requirements.

14.2	No Registration. Neither the Restricted Share Units granted hereunder nor the Shares issuable upon redemption of such Restricted Share Units, if any, have been registered under the U.S. Securities Act or under any securities law of any state of the United States of America. Accordingly, any Designated Participant who is granted Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, in the United States, who is a U.S. Person or a resident of the United States or who is otherwise subject to the U.S. Securities Act or the securities laws of any state of the United States shall by acceptance of Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, be deemed to represent, warrant, acknowledge and agree that:

(a)	the Designated Participant is acquiring the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, as principal and for the account of the Designated Participant;

(b)	in granting the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, the Corporation is relying on the representations and warranties of the Designated Participant to support the conclusion of the Corporation that the granting of the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, do not require registration under the U.S. Securities Act or to be qualified under the securities laws of any state of the United States of America;

(c)	each certificate representing Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, shall bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, (C) WITHIN THE UNITED STATES, WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY, PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE U.S. SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT GOOD DELIVERY OF THE SHARES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

(d)	the Corporation may place a notation on the records of the Corporation to the effect that none of the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, shall be transferred unless the provisions of the Plan have been complied with.

ARTICLE 5.
ADMINISTRATION

15.	ADMINISTRATION

15.1	Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee and the Board has delegated to the Committee such administrative duties and powers required to administer the Plan. The Committee may also provide to the Board recommendations relating to the granting of Restricted Share Units, including with respect to the Performance Periods and Target Milestones.

15.2	Compliance with Laws and Policies. Each Designated Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Designated Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Designated Participant in connection with the Plan. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

15.3	No Distribution. Where necessary to effect exemptions from registration and prospectus requirements or registration of the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, if any, under securities laws applicable to the securities of the Corporation, a Designated Participant shall be required, upon receipt of any Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, as applicable, pursuant to the Plan, to hold such securities with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Corporation an undertaking to that effect in a form acceptable to the Corporation. The Board may take such other action or require such other action or agreement by such Designated Participant as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Corporation to undertake the filing of a prospectus or other similar document or registration of the Restricted Share Units or Shares issuable upon redemption of such Restricted Share Units, as applicable, under any securities laws applicable to the securities of the Corporation.

15.4	Subject to Law. The Corporation’s issuance of any Restricted Share Units or its obligation to issue Shares or to make any payment under the terms of the Plan is subject to compliance with Applicable Laws. As a condition of participating in the Plan, each Designated Participant agrees to comply with all such Applicable Laws and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Issuance, transfer or delivery of certificates of Restricted Share Units, or Shares or payment of any amount payable pursuant to the Plan may be delayed, at the discretion of the Committee or Board, until the Committee or Board is satisfied that the applicable requirements of securities and income tax laws have been met.

15.5	Withholding. The Committee or Board may take all such measures as it deems appropriate to ensure that the Corporation’s obligations under the withholding provisions under income tax laws applicable to the Corporation and the Designated Participants and other provisions of applicable laws are satisfied with respect to the grant and redemption of the Restricted Share Units under the Plan, including without limiting the generality of the forgoing, the withholding of all or any portion of any payment or the withholding of the grant of Restricted Share Units or Shares or payment of any amount payable, until such time as the Designated Participant has paid the Corporation or any Affiliate of the Corporation for any amount which the Corporation or the Affiliate of the Corporation is required to withhold with respect to such taxes.

15.6	No Employment or Additional Rights. Nothing herein contained shall be deemed to give any person the right to be retained as a director, officer, employee or Consultant of the Corporation or of an Affiliate of the Corporation. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan, except as otherwise required by minimum standards legislation to comply with the statutory notice period, if applicable. Neither designation of an employee as a Designated Participant nor the grant of any Restricted Share Units to any Designated Participant entitles any Designated Participant to the grant, or any additional grant, as the case may be, of any Restricted Share Units under the Plan.

15.7	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.

15.8	No Obligation to Fund or Secure. Unless otherwise determined by the Board, the Plan, including any right or entitlement of a Designated Participant hereunder, shall remain an unfunded and unsecured obligation of the Corporation and any applicable Affiliates of the Corporation.

15.9	Legality of Delivery. No Share shall be delivered under the Plan unless and until the Committee and Board has determined that all provisions of Applicable Law have been satisfied. The Committee or Board may require, as a condition of the issuance and delivery of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, as the Committee or Board in its sole discretion deems necessary or desirable.

15.10	Certificates. The delivery of treasury Shares by the Corporation under the Plan may be effected on a non-certificated basis or certificated basis, subject to any Applicable Law.

15.11	No Fractional Shares. The Corporation shall not be required to issue fractional Shares on account of the redemption of Restricted Share Units. If any fractional interest in a Share would, except for this provision, be deliverable on account of the redemption of Restricted Share Units, the Corporation shall, in lieu of delivering any certificate of such fractional interest, satisfy such fractional interest by paying to the Designated Participant or his Beneficiary, if applicable, a cash amount equal to the fraction of the Share corresponding to such fractional interest multiplied by the Market Value of such Share.

15.12	No Interest. For greater certainty, no interest shall accrue to, or be credited to, the Designated Participant on any amount payable under the Plan.

15.13	Rules for Administration and Interpretation. The Board and Committee may enact rules and regulations relating to the administration and interpretation of the Plan and may amend such rules and regulations from time to time. The Board and Committee shall have the authority to decide conclusively all matters relating to the administration, application and interpretation of the Plan.

END OF DOCUMENT